Exhibit 5.1

June 22, 2018

Allegiance Bancshares, Inc.

8847 West Sam Houston Pkwy., N., Suite 200

Houston, Texas 77040

Ladies and Gentlemen:

We have acted as counsel to Allegiance Bancshares, Inc., a Texas corporation (“Allegiance”), in connection with the proposed offering of up to an aggregate of 8,701,785 shares (the “Shares”) of common stock, par value $1.00 per share, of Allegiance to be issued in connection with the transactions contemplated by the Agreement and Plan of Reorganization, dated as of April 30, 2018 (the “Merger Agreement”), by and between Allegiance and Post Oak Bancshares, Inc., a Texas corporation (“Post Oak”), pursuant to which Post Oak will merge with and into Allegiance, with Allegiance continuing as the surviving corporation. Allegiance has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Shares. We have been asked by Allegiance to render this opinion.

We have examined originals or copies of (i) the Registration Statement, (ii) the Merger Agreement, (iii) the Amended and Restated Certificate of Formation of Allegiance, as amended to date, (iv) the Bylaws of Allegiance, as amended to date, (v) certain resolutions adopted by the Board of Directors of Allegiance, and (vi) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of Allegiance and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In the course of such examinations and investigations, we have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized for issuance, and when the Registration Statement has been declared effective by order of the Commission and if and when the Shares have been issued upon the terms and conditions, and for the consideration, set forth in the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

T: +1.713.221.2300

711 Louisiana Street, Suite 2300, Houston, Texas 77002-2770

bracewell.com

AUSTIN  CONNECTICUT  DALLAS  DUBAI  HOUSTON  LONDON  NEW YORK   SAN ANTONIO  SEATTLE  WASHINGTON, DC

June 22, 2018

The foregoing opinion is based on and limited to the Texas Corporations Law (which is deemed to include the applicable provisions of the Texas Constitution and the reported judicial decisions interpreting those laws currently in effect) and the applicable federal laws of the United States of America, and we render no opinion with respect to the law of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the references to our firm under the heading “Legal Matters” in the joint proxy statement/prospectus included in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,

/s/ Bracewell LLP

AUSTIN  CONNECTICUT  DALLAS  DUBAI  HOUSTON  LONDON  NEW YORK   SAN ANTONIO  SEATTLE  WASHINGTON, DC